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                                                                 Exhibit (a)(3)

                                   CGM TRUST

         AMENDMENT NO. 2 to the Amended and Restated Agreement and Declaration of Trust dated January 23, 1997 (the "Agreement") of CGM Trust (the "Trust"), made as of this 27th day of June, 2002 by the Trustees hereunder.

         WHEREAS, Article III, Section 6 of the Agreement provides that at any time that there are no shares outstanding of any particular series previously established and designated, the Trustees may amend the Agreement to abolish that series and to rescind the establishment and designation thereof, such amendment to be effected in the manner provided in Article III, Section 5.

         WHEREAS, Article III, Section 5 of the Agreement provides that the Agreement may be amended upon the execution by a majority of the then Trustees of an amendment to the Agreement;

         WHEREAS, the Trustees desire to amend the Agreement as described in
Article III, Section 6 thereof to abolish each of CGM American Tax Free Fund and CGM Fixed Income Fund, each a series of the Trust, and to rescind the establishment and designation thereof.

         NOW, THEREFORE, the undersigned, being a majority of the Trustees of the Trust, do hereby agree as follows:

         1. Pursuant to Article III, Section 6 of the Agreement, there being no shares of outstanding of CGM American Tax Free Fund or CGM Fixed Income Fund, each such Fund is hereby abolished and its establishment and designation is hereby rescinded.

         2. This Amendment is intended to supercede and replace the Trustee's Certificate of Termination as filed with the Secretary of the Commonwealth of Massachusetts, Corporations Division, on June 17, 2002 and the Office of the City Clerk of the City of Boston on June 18, 2002.

         3.This Amendment may be executed by one or more of the signatories hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, we have hereunto set our hands as of the date first above written.

/s/ Peter O. Brown                       /s/ G. Kenneth Heebner
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Peter O. Brown                           G. Kenneth Heebner
As Trustee and not individually          As Trustee and not individually


/s/ Robert L. Kemp                       /s/ Robert B. Kittredge
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Robert L. Kemp                           Robert B. Kittredge
As Trustee and not individually          As Trustee and not individually


/s/ Laurens MacLure                      /s/ James Van Dyke Quereau, Jr.
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Laurens MacLure                          James Van Dyke Quereau, Jr.
As Trustee and not individually          As Trustee and not individually


/s/ J. Baur Whittlesey
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J. Baur Whittlesey
As Trustee and not individually